Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-102775, 333-98205, and 333-86856), Form S-3 (No. 333-60800) and Form S-4 (No. 333-126097) of Pogo Producing Company of our report dated March 7, 2005, except as to Note 6, for which the date is August 25, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Houston, Texas

August 25, 2004